As filed with the Securities and Exchange Commission on February 8, 2008
Registration No. 333-136650

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

STOCK-TRAK GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	98-0338100

(State or Other Jurisdiction of Incorporation of Organization)	(I.R.S. Employer Identification No.)

3500 De Maisonneuve West 2 Place Alexis Nihon Suite 1650 Montreal, Quebec, Canada	H3Z 3C1

(Address of Principal Executive Offices)	(Zip Code)
REGISTRANT’S AMENDED 2005 STOCK PLAN
EMPLOYMENT AGREEMENT DATED AS OF JUNE 26, 2006
BETWEEN THE REGISTRANT AND RORY OLSON
OPTION AGREEMENT DATED JUNE 26, 2006 BETWEEN
NEUTRON ENTERPRISES INC. AND RORY OLSON
OPTION AGREEMENT DATED JULY 1, 2006 BETWEEN
THE REGISTRANT AND MITCHELL ROSEN
OPTION AGREEMENT DATED JULY 1, 2006 BETWEEN
THE REGISTRANT AND MARK WOLINSKY
OPTION AGREEMENT DATED MAY 11, 2006 BETWEEN
THE REGISTRANT AND ANDREW GERTLER
(Full Title of the Plans)

Mitchell Rosen	Copy to:
Executive Vice President & Chief Financial Officer Stock-Trak Group, Inc. 3500 De Maisonneuve West 2 Place Alexis Nihon Suite 1650 Montreal, Quebec, Canada (514) 871-2222	Vincent A. Vietti, Esquire Fox Rothschild LLP 997 Lenox Drive Lawrenceville, New Jersey 08648 (609) 896-4517

(Name, address and telephone number, including area code, of agent for service)

SIGNATURES

TERMINATION OF REGISTRATION OF CERTAIN SHARES OF COMMON STOCK
Stock-Trak Group, Inc., a Nevada corporation (the “Company”), is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8, filed with the Securities and Exchange Commission on August 15, 2006, Registration No. 333-136650 (the “Registration Statement”), in order to deregister certain of the 13,050,000 shares of the Company’s common stock (the “Common Stock”) that were originally registered pursuant to the Registration Statement.
On October 15, 2007, the following options (collectively, the “Options”) were surrendered to the Company and terminated: (i) 4,000,000 shares of Common Stock issuable upon exercise of options issued to Rory Olson, our Chief Executive Officer, pursuant to agreement dated June 26, 2006; (ii) 1,500,000 shares of common stock issuable upon exercise of options issued to Mitchell Rosen, our Executive Vice President and Chief Financial Officer, pursuant to agreement dated July 1, 2006; (iii) 800,000 shares of common stock issuable upon exercise of options issued to Mark Wolinsky, our Chief Operating Officer, pursuant to agreement dated July 1, 2006; and (iv) 250,000 shares of common stock issuable upon exercise of options issued to Andrew Gertler, a member of our board of directors, pursuant to agreement dated May 11, 2006. This Post-Effective Amendment is being filed to deregister the 6,550,000 shares of Common Stock issuable upon exercise of the Options that were originally registered pursuant to the Registration Statement.
This Post-Effective Amendment is not intended to have any effect on the registration of (i) the 6,000,000 shares of Common Stock issuable under Company’s Amended 2005 Stock Plan or (ii) the 500,000 shares of Common Stock issued under the employment agreement dated as of June 26, 2006 with Rory Olson, our Chief Executive Officer, that were also registered pursuant to the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post effective amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada, on the 8th day of February, 2008.

STOCK-TRAK GROUP, INC.
By:	/s/ Mitchell Rosen
Mitchell Rosen
Executive Vice President and Chief Financial Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned individuals constitutes and appoints Mitchell Rosen, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Rory Olson Rory Olson	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	February 8, 2008

/s/ Mitchell Rosen Mitchell Rosen	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 8, 2008

/s/Andrew Gertler Andrew Gertler	Director	February 8, 2008

/s/ F. Bryson Farrill F. Bryson Farrill	Director	February 8, 2008

/s/ Joel Leonoff Joel Leonoff	Director	February 8, 2008

/s/Steve Shaper Steve Shaper	Director	February 8, 2008